Exhibit 3.21
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
VALEANT PHARMACEUTICALS NORTH AMERICA
     Christina de Vaca hereby certifies that:
     ONE: The original Certificate of Incorporation of this corporation was filed with the Secretary of State of the State of Delaware on January 24, 2001 under the name MJBC Corp.
     TWO: She is the duly elected and acting Vice President and Secretary of Valeant Pharmaceuticals North America, a Delaware corporation.
     THREE: The Certificate of Incorporation of this corporation is hereby amended and restated to read as follows:
ARTICLE I
     The name of the corporation is Valeant Pharmaceuticals North America (hereinafter sometimes referred to as the “Corporation”).
ARTICLE II
     The address of the Corporation’s registered office in the State of Delaware is The Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at that address is The Corporation Trust Company.
ARTICLE III
     The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware.
ARTICLE IV
     The total number of shares of stock which the Corporation shall have authority to issue is One Thousand (1,000). The par value of each such share is $0.01. All such shares are of one class and are shares of Common Stock.
ARTICLE V
     The Corporation is to have perpetual existence.

ARTICLE VI
     The number of directors which constitute the whole Board of Directors shall be as specified in the Corporation’s bylaws.
ARTICLE VII
     In furtherance and not in limitation of the powers conferred by statute, the Board of Directors shall have the power, without the vote or assent of the stockholders to adopt, amend or repeal the Bylaws of the Corporation.
ARTICLE VIII
     The personal liability of the directors of the Corporation is hereby eliminated to the fullest extent permitted by paragraph (7) of subsection (b) of Section 102 of the General Corporation Law of Delaware, as the same may be amended and supplemented.
ARTICLE IX
     The Corporation shall, to the fullest extent permitted by Section 145 of the General Corporation Law of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person.
ARTICLE X
     From time to time any of the provisions of this certificate of incorporation may be amended, altered or repealed, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted in the manner and at the time prescribed by said laws, and all rights at any time conferred upon the stockholders of the Corporation by this certificate of incorporation are granted subject to the provisions of this Article X.
     FOUR: This Amended and Restated Certificate of Incorporation has been duly approved by the Board.
     FIVE: This Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of sections 242 and 245 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amended and Restated Certificate of Incorporation as of December 29, 2006.

VALEANT PHARMACEUTICALS NORTH AMERICA
By:	/s/ Christina de Vaca
	Name:	Christina de Vaca
	Title:	Vice President, Chief Governance Officer and Corporate Secretary

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